                               ASSET PURCHASE AGREEMENT

                                     BY AND AMONG

           RECYCLING INDUSTRIES OF WISCONSIN, INC., a Colorado corporation

                                         AND

                  RECYCLING INDUSTRIES, INC., a Colorado corporation

                                         AND

                  GROSSMAN BROTHERS COMPANY, a Wisconsin corporation

                                         AND

            MILWAUKEE METAL BRIQUETTING CO., INC., a Wisconsin corporation

                                         AND

                                   ARTHUR GROSSMAN

                                   October 31 1997


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                                TABLE OF CONTENTS

                                                                          Page

1.  Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

2.  Asset and Stock Purchase . . . . . . . . . . . . . . . . . . . . . . .   6
    (a)  Purchase and Sale of Assets . . . . . . . . . . . . . . . . . . .   6
    (b)  Real Estate . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
    (c)  The Closing . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
    (d)  Deliveries at the Closing . . . . . . . . . . . . . . . . . . . .   8

3.  Representations and Warranties of the Sellers. . . . . . . . . . . . .   9
    (a)  Organization of the Sellers . . . . . . . . . . . . . . . . . . .   9
    (b)  Authorization of Transaction. . . . . . . . . . . . . . . . . . .   9
    (c)  Noncontravention. . . . . . . . . . . . . . . . . . . . . . . . .  10
    (d)  Brokers' Fees . . . . . . . . . . . . . . . . . . . . . . . . . .  11
    (e)  Title to Acquired Assets. . . . . . . . . . . . . . . . . . . . .  11
    (f)  Condition of Acquired Assets and Inventory. . . . . . . . . . . .  11
    (g)  Financial Statements. . . . . . . . . . . . . . . . . . . . . . .  11
    (h)  Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
    (i)  Events Subsequent to Most Recent Financial Statements . . . . . .  12
    (j)  Legal Compliance. . . . . . . . . . . . . . . . . . . . . . . . .  13
    (k)  Tax Matters . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
    (l)  Real Property . . . . . . . . . . . . . . . . . . . . . . . . . .  14
    (m)  Intellectual Property . . . . . . . . . . . . . . . . . . . . . .  15
    (n)  Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
    (o)  Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . . .  17



                                          i
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    (p)  Employee Benefits . . . . . . . . . . . . . . . . . . . . . . . .  17
    (q)  Certain Business Relationships Concerning the
         Seller Stockholder. . . . . . . . . . . . . . . . . . . . . . . .  17
    (r)  Accounts Receivable . . . . . . . . . . . . . . . . . . . . . . .  18
    (s)  Labor Matters . . . . . . . . . . . . . . . . . . . . . . . . . .  18
    (t)  Environmental and Safety Matters. . . . . . . . . . . . . . . . .  19
    (u)  Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
    (v)  Product Liability . . . . . . . . . . . . . . . . . . . . . . . .  19
    (w)  Disclosure. . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

4.  Representations and Warranties of the Buyer. . . . . . . . . . . . . .  19
    (a)  Organization of the Buyer . . . . . . . . . . . . . . . . . . . .  19
    (b)  Authorization of Transaction. . . . . . . . . . . . . . . . . . .  19
    (c)  Brokers' Fees . . . . . . . . . . . . . . . . . . . . . . . . . .  19
    (d)  Noncontravention. . . . . . . . . . . . . . . . . . . . . . . . .  20

5.  Regulatory Compliance. . . . . . . . . . . . . . . . . . . . . . . . .  20
    (a)  Bulk Sales Compliance . . . . . . . . . . . . . . . . . . . . . .  20
    (b)  Hart-Scott-Rodino Act . . . . . . . . . . . . . . . . . . . . . .  20
    (c)  The WARN Act. . . . . . . . . . . . . . . . . . . . . . . . . . .  20
    (d)  COBRA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

6.  Preclosing Covenants . . . . . . . . . . . . . . . . . . . . . . . . .  20
    (a)  General . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
    (b)  Notice and Consents . . . . . . . . . . . . . . . . . . . . . . .  21
    (c)  Operation of Business . . . . . . . . . . . . . . . . . . . . . .  21
    (d)  Full Access . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
    (e)  Environmental Studies . . . . . . . . . . . . . . . . . . . . . .  21
    (f)  Exclusivity . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

7.  Conditions to Obligation to Close. . . . . . . . . . . . . . . . . . .  22
    (a)  Conditions to Obligation of the Buyer and the Parent. . . . . . .  22
    (b)  Conditions to Obligation of the Sellers
         and the Seller Stockholder. . . . . . . . . . . . . . . . . . . .  23


                                          ii
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8.  Indemnification. . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
    (a)  By Seller Parties . . . . . . . . . . . . . . . . . . . . . . . .  23
    (b)  Procedures. . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
    (c)  Third Party Claims. . . . . . . . . . . . . . . . . . . . . . . .  24
    (d)  By Buyer. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
    (e)  Limitations . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
    (f)  Payment . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
    (g)  Treatment of Indemnification. . . . . . . . . . . . . . . . . . .  26

9.  Review and Termination . . . . . . . . . . . . . . . . . . . . . . . .  26
    (a)  Review Period . . . . . . . . . . . . . . . . . . . . . . . . . .  26
    (b)  Term of Agreement . . . . . . . . . . . . . . . . . . . . . . . .  26
    (c)  Effect of Termination . . . . . . . . . . . . . . . . . . . . . .  27

10. Confidentiality. . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

11. Nonassignable Permits. . . . . . . . . . . . . . . . . . . . . . . . .  28
    (a)  Seller to Use All Reasonable Efforts. . . . . . . . . . . . . . .  28
    (b)  If Waivers or Consents are not Obtained . . . . . . . . . . . . .  28

12. Dispute Resolution . . . . . . . . . . . . . . . . . . . . . . . . . .  28

13. Miscellaneous. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
    (a)  Press Releases and Public Announcements . . . . . . . . . . . . .  30
    (b)  No Third-Party Beneficiaries. . . . . . . . . . . . . . . . . . .  30
    (c)  Entire Agreement. . . . . . . . . . . . . . . . . . . . . . . . .  30
    (d)  Succession and Assignment . . . . . . . . . . . . . . . . . . . .  30
    (e)  Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . .  30
    (f)  Headings. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
    (g)  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
    (h)  Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . .  31


                                         iii
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    (i)  Amendments and Waivers. . . . . . . . . . . . . . . . . . . . . .  32
    (j)  Severability. . . . . . . . . . . . . . . . . . . . . . . . . . .  32
    (k)  Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
    (l)  Construction. . . . . . . . . . . . . . . . . . . . . . . . . . .  32
    (m)  Incorporation of Exhibits and Schedules . . . . . . . . . . . . .  32
    (n)  Attorneys' Fees . . . . . . . . . . . . . . . . . . . . . . . . .  32
    (o)  Further Assurances. . . . . . . . . . . . . . . . . . . . . . . .  32

Exhibit A--Assumed Contracts
Exhibit B--Net Lease
Exhibit C--Legal Description
Exhibit D--Forms of Assignments
Exhibit F--Allocation Schedule
Exhibit G--Historical Financial Statements
Exhibit H--Form of Opinion of Counsel to the Sellers
Exhibit I--Form of Opinion of Counsel to the Buyer
Exhibit J--Real Estate Purchase Contract
Exhibit K--Employment Agreement

                               ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT is entered into as of October 31 1997, by and among Recycling Industries of Wisconsin, Inc., a Colorado corporation ("Buyer"), Recycling Industries, Inc., a Colorado corporation ("Parent"), Grossman Brothers Company, a Wisconsin corporation ("Grossman"), and Milwaukee Metal Briquetting Co, Inc., a Wisconsin corporation ("MMB") (Grossman and MMB are hereinafter each referred to individually as a "Seller", and collectively as "Sellers"), and Arthur Grossman ("Seller Stockholder"). The Buyer, the Parent, the Sellers and the Seller Stockholder are referred to collectively herein as the "Parties."

         This Agreement contemplates a transaction in which Buyer, a wholly owned subsidiary of the Parent, will purchase substantially all of the assets of Sellers for aggregate consideration of cash in the amount of $2,000,000 and the assumption of certain liabilities of Sellers.

         Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows:

         1.   DEFINITIONS.

              (a) "ACQUIRED ASSETS" means, with respect to each Seller, all of the right, title and interest in and to all of the assets of such Seller, including, without limitation, all of its

                   (i) leaseholds and subleaseholds therein, improvements, fixtures and fittings thereon but excluding attached overhead cranes;

                   (ii) tangible personal property (such as machinery, equipment, computer hardware, inventories of raw materials and supplies, manufactured and purchased parts, tooling, goods in process and finished goods, furniture, vehicles, tools, molds, jigs, and dies);

                   (iii) Intellectual Property, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements, misappropriations and violations thereof and rights to protection of interests therein under the laws of all jurisdictions;

                   (iv) personal property leases, subleases and rights thereunder (but not those covering real property);

                   (v) agreements, contracts, purchase orders, back orders, open orders or contracts from customers, indentures, mortgages, instruments, Security

Interests, guaranties, other similar arrangements and rights thereunder identified or referred to on Exhibit A as "Assumed Contracts";

                   (vi) Receivables (as defined below), accounts, notes and any other receivables;

                   (vii) claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off and rights of recoupment (other than any such item relating to Taxes);

                   (viii) computer documentation, computer files, accounting and other software, telephone numbers, computer disks, computer tapes and all information stored on computer media used in connection with the business of Sellers;

                   (ix) franchises, approvals, permits, licenses, orders, registrations, certificates, variances and similar rights obtained from governments and governmental agencies to the extent assignable by the Sellers in connection with a transfer of the Business ("Permits");

                   (x) books, records, ledgers, files, documents, correspondence, lists, plats, architectural plans, drawings and specifications, creative materials, advertising and promotional materials, customer and supplier lists, studies, reports and other similar printed or written materials; and

                   (xi) all rights with respect to the name "Grossman Brothers Company" and all reasonable derivations thereof.

              Notwithstanding the foregoing, the Acquired Assets shall not include, with respect to each Seller, (i) the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates and other documents relating to the organization, maintenance and existence of such Seller as a corporation, (ii) any of the rights of such Seller under this Agreement (or under any side agreement between such Seller on the one hand and any Buyer on the other hand entered into on or after the date of this Agreement) and (iii) any of the Excluded Assets of such Seller.

              (b) "ASSUMED CONTRACTS" means those contracts, leases and agreements specifically assumed by Buyer on the Closing Date, copies of which are listed and attached hereto as Exhibit A and which shall be assigned pursuant to an Assignment and Assumption Agreement in the form attached hereto as Exhibit D.

              (c) "ASSUMED LIABILITIES" means, with respect to Sellers, those trade payables incurred by Sellers in the Ordinary Course of Business identified by Buyer, which Buyer has agreed to assume pursuant to paragraph 2(a)(ii) below. The aggregate amount of such Assumed Liabilities shall not exceed $250,000 and shall be subject to adjustment pursuant to paragraph 2(a)(iv).

              (d) "BUSINESS" means the business and operations as conducted by Sellers on September 15, 1997, as a going concern.

              (e) "BUYER INDEMNIFIED PARTIES" means the Buyer, Parent, and their respective affiliates, officers, directors, stockholders, employees, agents, representatives, successors and assigns.

              (f)  "BUYER" has the meaning set forth in the preface above.

              (g)  "CASH" means cash and cash equivalents.

              (h) "CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act, as it may be amended from time to time.

              (i)  "CLOSING" has the meaning set forth in paragraph 2(c) below.

              (j)  "CODE" means the Internal Revenue Code of 1986, as amended.

              (k) "DISCLOSURE SCHEDULE" has the meaning set forth in paragraph 3 below.

              (l) "EMPLOYEE BENEFIT PLAN" has the meaning set forth in paragraph 3 below.

              (m) "EMPLOYMENT AGREEMENT" means the Employment Agreement to be entered into at Closing by and between Buyer and Seller Stockholder in the form attached hereto as Exhibit K.

              (n) "ENVIRONMENTAL, HEALTH AND SAFETY LAWS" means all statutes, regulations, ordinances, treaties, rules, codes, decrees and other provisions or requirements having the force or effect of federal, state, local and foreign law, all judicial and administrative orders and determinations, and all common law concerning worker health and safety or the pollution or protection of the environment, including without limitation CERCLA, the Resource Conservation and Recovery Act, the Clean Water Act, the Clean Air Act and the Occupational
Safety & Health Act, each as it may be amended from time to time.

              (o) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

              (p)  "EXCLUDED ASSETS" means, with respect to each Seller, all
(i) Cash of such Seller; (ii) Excluded Contracts; and (iii) assets of such Seller set forth on the Schedule of Excluded Assets.

              (q) "EXCLUDED CONTRACTS" means any contract, agreement, purchase order, back order, open order, indenture, mortgage, instrument, Security Interest, or guaranty which is not specifically identified as an Assumed Contract.

              (r) "EXCLUDED LIABILITIES" means, with respect to each Seller, all liabilities and obligations of such Seller, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due, except those trade payables specifically identified in paragraph 1(f) of the Disclosure Schedule as Assumed Liabilities.

              (s) "FINANCIAL STATEMENT" has the meaning set forth in paragraph 3(g) below.

              (t) "GAAP" means United States generally accepted accounting principles as in effect from time to time.

              (u) "HART-SCOTT-RODINO ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                   (v) "HAZARDOUS MATERIAL" shall mean any substance (a) the presence of which is at, on, over, beneath, in or upon any real or personal property, building, structure, container of any nature or description, subsurface strata, ambient air or ambient water (including surface and groundwater) or requires investigation, removal or remediation under any Environmental Law or common law, (b) which is or becomes defined as a "hazardous substance," "hazardous material," "hazardous waste", "pollutant" or "contaminant" under any Environmental Law, and/or (c) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous and is or becomes regulated by any governmental authority under any Environmental Law, (d) the presence of which causes or threatens to cause a nuisance or trespass upon real property or to adjacent properties or poses or threatens to pose a hazard to the environment, and/or to the health or safety of persons on or about any real property, and/or
(e) which contains urea-formaldehyde, polychlorinated biphenyls, asbestos or asbestos containing materials, radon, petroleum and petroleum products.


              (w) "INDEBTEDNESS FOR BORROWED MONEY" means, with respect to any Person at any date, without duplication: (i) all obligations of such Person for borrowed money or in respect of loans; (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (iii) all obligations in respect of letters of credit, whether or not drawn, and bankers' acceptances issued for the account of such Person; (iv) all capitalized lease liabilities of such Person; (v) all interest rate protection agreements of such Person (valued on a market quotation basis); (vi) all obligations of such Person secured by a contractual lien; and (vii) all guarantees of such Person in connection with any of the foregoing.

              (x) "INTELLECTUAL PROPERTY" means (a) all inventions (whether or not patentable and whether or not reduced to practice), all improvements thereto and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof; (b) all trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith and all applications, registrations and renewals in connection therewith; (c) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith; (d) all mask works and all applications, registrations and renewals in connection therewith; (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals); (f) all computer software (including data and related documentation); (g) all other proprietary rights; and (h) all copies and tangible embodiments in any of the foregoing (in whatever form or medium).

              (y) "KNOWLEDGE" means actual knowledge together with such knowledge that an individual would obtain after making reasonable inquiry with respect to the matter in question. With respect to any Seller, Knowledge shall mean actual knowledge of any officer, director or majority stockholder, together with such knowledge that an such individual would obtain after making reasonable inquiry with respect to the matter in question.

              (z) "NET LEASE AGREEMENT" means the Net Lease Agreement to be entered into at Closing by and between Buyer and Seller Stockholder doing business as AJGFA Enterprise in the form attached hereto as Exhibit B.

              (aa) "LEASED PREMISES" means the real property on which the Business of Sellers is conducted (including the attached overhead cranes), which property is leased by Sellers from Arthur Grossman doing business as AJGFA Enterprise pursuant to an oral lease described in paragraph 3(e) of the Disclosure Schedule.

              (bb) "MOST RECENT FINANCIAL STATEMENTS" has the meaning set forth in paragraph 3(g) below.

              (cc) "ORDINARY COURSE OF BUSINESS" means the ordinary course of business consistent with past custom and practice.

              (dd) "PARTY" has the meaning set forth in the preface above.

              (ee) "PERSON" means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

              (ff) "PURCHASE PRICE" means the Asset Purchase Price set forth in paragraph 2 below.

              (gg) "REAL PROPERTY" means the real property on which the Business of Sellers is conducted, a legal description of which is attached hereto as Exhibit C, together with all improvements thereon.

              (hh) "RECEIVABLES" shall mean third-party receivables arising in the Ordinary Course of Business of Sellers.

              (ii) "RCRA" shall mean the Resource Conservation and Recovery Act, as it may be amended from time to time.

              (jj) "RELEASE" shall have the meaning set forth in CERCLA.

              (kk) "SECURITY INTEREST" means any mortgage, pledge, lien, encumbrance, charge, or other security interest.

              (ll) "SELLERS INDEMNIFIED PARTIES" means the Sellers and their affiliates, officers, directors, stockholders, employees, agents, representatives, successors and assigns.

              (mm) "SELLER STOCKHOLDER" has the meaning set forth in the preface above.

              (nn) "TAX" OR "TAXES" means (A) any federal, state, local, or foreign income, franchise or other tax, of any kind whatsoever, gross receipts, sales, use, value added or alternative or added on minimum tax, including any interest, penalty, or addition thereto, whether disputed or not; (B) the liability of any Seller for the payment of any amounts of the type described in clause (A) as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person. Tax shall not include any duty or similar fee imposed by any federal, state, local or foreign governmental agency.

              (oo) "TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto.

         2.   ASSET PURCHASE.

              (a)  Purchase and Sale of Assets.

                   (i) PURCHASE AND SALE OF ASSETS. On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Sellers and Sellers agree to sell, transfer, convey and deliver to Buyer, all of the Acquired Assets at the Closing for the consideration specified in clauses (ii) and (iii) below (the "Asset Purchase Price"). Sellers' sale, conveyance, assignment and transfer of the Acquired Assets shall be free and clear of all liens, encumbrances, liabilities or obligations, except for any statutory liens for ad valorem taxes for the current year.

                   (ii) ASSUMPTION OF LIABILITIES OF SELLERS. On and subject to the terms and conditions herein, Buyer agrees to assume and become liable for the Assumed Liabilities of Sellers at the Closing. Buyer will not assume or have any responsibility, however, with respect to any liabilities of Sellers other than the Assumed Liabilities. Subject to adjustment as set forth in paragraph (iv) below, Buyer shall, in its sole discretion, identify $250,000 or more of trade payables from Sellers' schedule of payables which Buyer will assume and which payables will constitute a portion of the Assumed Liabilities. The amount, if any, of accrued but unpaid utility charges and personal property taxes as of the Closing Date that are not yet overdue shall be prorated through the Closing Date.


                   (iii) CASH AT CLOSING. Buyer agrees to pay to Sellers $2,000,0000 in Cash at the Closing, subject to adjustment pursuant to paragraph
(iv) of this paragraph 2.

                   (iv) CLOSING ADJUSTMENT TO ASSET PURCHASE PRICE FOR INVENTORY AND RECEIVABLES. Within 10 days prior to Closing, the parties shall conduct an appraisal and valuation of the inventory to be purchased by Buyer hereunder (the "Inventory Valuation") in accordance with the procedures set forth in paragraph (v) below. Notwithstanding Buyer's previous due diligence, the Purchase Price shall be reduced on a dollar-for-dollar basis to the extent that the net asset value of the inventory, as shown on such Inventory Valuation, together with the aggregate Receivables, is less than $2,000,0000. Such reduction shall be effectuated by a corresponding reduction in the Assumed Liabilities which Buyer is obligated to assume hereunder. The reduction to the Purchase Price hereunder shall be limited to the aggregate value of the Assumed Liabilities. Similarly, the Purchase Price shall be increased on a dollar-for-dollar basis to the extent that the net asset value of Receivables and inventory (as shown on the Inventory Valuation) exceeds $2,000,000. Buyer shall pay to Sellers any such surplus in cash at the Closing, subject to adjustment pursuant to paragraph (iv) of this paragraph 2.

                   (v) INVENTORY VALUATION. All unprepared inventory will be valued at the lowest of (i) the average price paid for inventory of similar grades by Seller in the ten business days immediately preceding the Closing, or (ii) the average price at which inventory of similar grades was sold by Seller in the ten business days immediately preceding the Closing, or (iii) at the mutually agreed upon fair market value for such grades of unprepared inventory if the Seller has not purchased or sold any particular grade within such time period; and all prepared inventory will be valued at market prices as of the Closing less a to be agreed upon amount for shipping and handling.

                   (vi) COLLECTION OF ACCOUNTS RECEIVABLE; POST CLOSING ADJUSTMENT TO ASSET PURCHASE PRICE.

                        (a) Commencing at the Closing and continuing for a period of 120 days thereafter (the "Collection Period"), Buyer shall attempt in good faith to collect all of the Receivables. All payments received shall be applied on an invoice by invoice basis per the customer's remittance. If no invoices are indicated, payments shall first be applied to the oldest outstanding balance, then to each newer balance.

                        (b) All payments received by Buyer on the Receivables shall be retained by Buyer as Acquired Assets hereunder. Any Receivable which remains unpaid at the end of the Collection Period shall be deemed delinquent (a "Delinquent Receivable"). At Buyer's option, within 30 days after the end of the Collection Period, Buyer may designate any or all Delinquent Receivables as uncollectable (an "Uncollectable Receivable"). Sellers shall reimburse Buyer on a dollar-for-dollar basis for any Uncollectable Receivable. Sellers shall pay to Buyer by wire transfer or cashier's check, the full amount on account of Uncollectable Receivables within five days following notice to Sellers by Buyer of such amount and, upon such payment, all of such Uncollectable Receivables automatically shall be deemed reassigned to the appropriate Seller.

                   (vii) ALLOCATION. The Parties agree to allocate the aggregate Asset Purchase Price (and all other capitalizable costs) between each of the Sellers and among the Acquired Assets for all purposes (including financial accounting and tax purposes) in accordance with the allocation schedule attached hereto as Exhibit F.

              (b) REAL ESTATE. Simultaneously with the Closing of the transactions contemplated herein, Buyer and Seller Stockholder shall enter into a Net Lease Agreement in the form attached hereto as Exhibit B. Pursuant to the Net Lease Agreement, Buyer shall lease from Seller Stockholder, and Seller Stockholder shall lease to Buyer, the Real Property. Additionally, the parties shall enter into a Commercial Offer to Purchase in the form attached hereto as Exhibit J (the "Real Estate Purchase Contract") whereby Buyer shall agree to purchase, and Seller Stockholder shall agree to sell, the Real Property, for the purchase price and upon the terms and conditions set forth therein. The parties hereby acknowledge that their respective obligations under the Net Lease Agreement and the Real Estate Purchase Contract are partial consideration for the obligations of the respective parties herein, and if any party fails to satisfy the obligations set forth in either the Net Lease Agreement or the Real Estate Purchase Contract, such failure shall be deemed to be a default under this Agreement and, subject to the notice and cure provisions set forth therein and herein, shall entitle the non-defaulting party to exercise any remedy contained herein in addition to the remedies available pursuant to the Net Lease Agreement and the Real Estate Purchase Contract, including without limitation the right of setoff.
              (c) THE CLOSING. The closing of the transactions contemplated by paragraph 2(a) of this Agreement (the "Closing") shall take place at the offices of Reinhart, Boerner, Van Deuren, Norris & Rieselbach, s.c. in Milwaukee, Wisconsin, on October 31, 1997, or such other date as Buyer and Sellers may mutually determine (the "Closing Date"); provided, however that the Closing Date shall be no later than November 30, 1997.

              (d) DELIVERIES AT THE CLOSING. The following actions shall be taken at the Closing, each of which shall be conditioned on completion of all the others and all of which shall be deemed to have taken place simultaneously:

                   (i) Sellers shall deliver duly executed transfer documents and/or instruments of assignment;

                   (ii) Buyer shall deliver to Sellers the consideration set forth in 2(a)(ii) and (iii) above;

                   (iii) Seller Stockholder shall deliver to Buyer and the Parent the Employment Agreement, duly executed by the parties thereto;

                   (iv) Buyer shall deliver to Seller Stockholder and Seller Stockholder shall deliver to Buyer the Net Lease Agreement and the Real Estate Purchase Contract, duly executed by the parties thereto;

                   (v) Sellers shall deliver the written consents to the assumption by Buyer of the Assumed Contracts;

                   (vi) Sellers shall deliver to Buyer duly executed titles to all vehicles, machinery and equipment included in the Acquired Assets free and clear of any Security Interests;

                   (vii) Sellers shall deliver to Buyer such other instruments of sale, transfer, conveyance and assignment as the Buyer and their counsel reasonably may request; and

                   (viii) Sellers and Buyer shall deliver the Assignment and Assumption Agreement.

         3. REPRESENTATIONS AND WARRANTIES OF THE SELLERS. The Sellers and the Seller Stockholder hereby jointly and severally represent and warrant that all of the representations and warranties set forth in this paragraph 3 are true and correct as of the date of this Agreement and as of the Closing, except as set forth in the disclosure schedule accompanying this Agreement as the same may be updated, revised or supplemented by the Sellers at any time or times prior to the Closing (the "Disclosure Schedule"). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this paragraph 3.

              (a) ORGANIZATION OF THE SELLERS. Each of the Sellers is a corporation duly organized, validly existing and in "current" status under the laws of the State of Wisconsin and is qualified to do business in every jurisdiction in which its ownership of property or conduct of business requires it to qualify. Each Seller possesses all requisite corporate power and authority and all material licenses, permits and authorizations necessary to own and operate its properties, to carry on its businesses as now conducted and presently proposed to be conducted and to carry out the transactions contemplated by this Agreement.

              (b) AUTHORIZATION OF TRANSACTION. Each of the Sellers has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, the board of directors of each of the Sellers and the stockholders of each of the Sellers have duly authorized the execution, delivery and performance of this Agreement by the Sellers. This Agreement constitutes the valid and legally binding obligation of each Seller, enforceable in accordance with its terms and conditions, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and by general equitable principles.

              (c) NONCONTRAVENTION. No consent, authorization or approval of, or declaration, filing or registration with, any governmental or regulatory authority or any consent, authorization or approval of any other third party is required to enable Sellers to enter into and perform their obligations under this Agreement, and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, except as set forth in paragraph 3(c) of the Disclosure Schedule:

                   (i) be in violation of the Articles of Incorporation, Bylaws or other organizational document of either Seller, or constitute a breach of any evidence of indebtedness or material agreement to which either Seller is a party;

                   (ii) to the knowledge of Sellers, violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which either of the Sellers is subject;

                   (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any material agreement, contract, lease, license, instrument or other arrangement to which either of the Sellers is a party or by which they are bound or to which any of the Acquired Assets are subject (or result in the imposition of any Security Interest upon any of the Acquired Assets);

                   (iv) cause a default under any mortgage or deed of trust or other lien, charge or encumbrance to which any of the Acquired Assets is subject or under any material contract to which either Seller is a party, or permit the termination of any such contract by another person;

                   (v) result in the creation or imposition of any Security Interest upon any of the Acquired Assets under any agreement or commitment to which Sellers or the Acquired Assets are bound;

                   (vi) conflict with or result in the breach of any writ, injunction or decree of any court or governmental instrumentality; or

                   (vii) to the knowledge of the Sellers violate or cause any revocation of, or limitation on, any permit, license or consent necessary or required in the operation of the Business.

              (d) BROKERS' FEES. Neither Seller has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

              (e) TITLE TO ACQUIRED ASSETS. Each of the Sellers has good title to, or a valid leasehold interest in or license to use, all of the Acquired Assets free and clear of any Security Interest or restriction on transfer. The Acquired Assets and the leased Premises, as of the time immediately following the Closing, will constitute all assets necessary for Buyer to conduct the business and operations of Sellers as currently conducted other than cash and other working capital and other than any Permits which are not assignable.

                   (f) CONDITION OF ACQUIRED ASSETS AND INVENTORY. Each tangible asset included in the Acquired Assets is reflected on the Most Recent Financial Statement has been maintained in accordance with normal industry practice and is in good operating condition and repair (reasonable wear and tear excepted). All ferrous and non-ferrous inventory is held by Sellers in the Ordinary Course of Business and to the knowledge of the Sellers the possession of such inventory does not violate any existing law or any health, safety or other ordinance, code or regulation.

              (g) FINANCIAL STATEMENTS. Attached hereto as Exhibit G are the following financial statements (collectively the "Financial Statements"):

                   (i) combined balance sheets and statements of income, changes in stockholders' equity and cash flow as of and for the fiscal years ended December 31, 1994, December 31, 1995 and December 31, 1996 for each Seller, each of which has been reviewed by Sellers' respective certified public accountants; and
                   (ii) an unaudited combined balance sheet and statements of income and changes in stockholders equity and cash flow as of and for the seven month period ended August 31, 1997 for the Sellers (the "Most Recent Financial Statements").

              Except as set forth in paragraph 3(g) of the Disclosure Schedule, the Financial Statements (including the notes thereto) have been prepared from the books and records of the applicable Seller in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly the financial condition of the applicable Sellers as of such dates and the results of operations and cash flows of the

Sellers for such periods; provided, however, that the unaudited Financial Statements, including the Most Recent Financial Statements, are subject to normal year-end adjustments and lack footnotes and other presentation items.

              (h) LIABILITIES. Neither Seller has any existing liability, except for (i) liabilities disclosed or reserved for in the Most Recent Financial Statements; (ii) liabilities which have arisen after the date of the Most Recent Financial Statements in the Ordinary Course of Business; and
(iii) liabilities disclosed under any paragraph of the Disclosure Schedule which liabilities are not being assumed by Buyer unless so designated.


              (i)  EVENTS SUBSEQUENT TO MOST RECENT FINANCIAL STATEMENTS.
Since September 30, 1997, there has not been any material adverse change in the business, financial condition and results of operations of the Sellers taken as a whole. Without limiting the generality of the foregoing, since that date, except as set forth in paragraph 3(i) of the Disclosure Schedule or as contemplated by this Agreement and the transactions contemplated hereby:

                   (i) neither Seller has sold, leased, transferred or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

                   (ii) neither Seller has entered into any material agreement, contract, lease or license (or series of related agreements, contracts, leases and licenses) outside the Ordinary Course of Business;

                   (iii) neither Seller has accelerated, terminated, modified or canceled any material agreement, contract, lease or license (or series of related agreements, contracts, leases and licenses) to which any of the Sellers is a party or by which any of them is bound outside the Ordinary Course of Business;

                   (iv) neither Seller has imposed any Security Interest upon any of its assets, tangible or intangible;

                   (v) neither Seller has made any capital expenditure (or series of related capital expenditures) outside the Ordinary Course of Business;

                   (vi) neither Seller has made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans and acquisitions) outside the Ordinary Course of Business;

                   (vii) neither Seller has issued any note, bond or other debt security or created, incurred, assumed or guaranteed any Indebtedness for Borrowed Money or capitalized lease obligation either involving more than $1,000 singly or $5,000 in the aggregate;

                   (viii) neither Seller has delayed or postponed the payment of accounts payable and other liabilities outside the Ordinary Course of Business;

                   (ix) neither Seller has accelerated receipt of payment of accounts receivable or other current assets outside the Ordinary Course of Business;

                   (x) neither Seller has delayed investments in or advancements to other persons outside the Ordinary Course of Business;

                   (xi) neither Seller has canceled, compromised, waived or released any right or claim (or series of related rights and claims) outside the Ordinary Course of Business;

                   (xii) neither Seller has granted any license or sublicense of any rights under or with respect to any Intellectual Property;

                   (xiii) neither Seller has made any loan to, or entered into any other transaction with, any of its directors, officers and employees outside the Ordinary Course of Business;

                   (xiv) neither Seller has granted any increase in the base compensation of any of its directors, officers and employees outside the Ordinary Course of Business;

                   (xv) neither Seller has made any material change in employment terms for any of its directors, officers and employees outside the Ordinary Course of Business;

                   (xvi) neither Seller has entered into any employment contract or collective bargaining agreement or materially modified the terms of any existing such contract or agreement;

                   (xvii) neither Seller has adopted, amended, modified or terminated any bonus, profit sharing, incentive, severance or other plan, contract or commitment for the benefit of any of its directors, officers and employees (or taken any such action with respect to any other Employee Benefit
Plan);

                   (xviii) neither Seller has made or pledged to make any material charitable or other capital contribution outside the Ordinary Course of Business.

              (j) LEGAL COMPLIANCE. To the knowledge of the Sellers, each of the Sellers has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings and charges thereunder) of federal, state, local and foreign governments (and all agencies thereof), including all

Environmental, Health and Safety Laws, and to the knowledge of Sellers, each Seller has obtained all permits, licenses, and consents necessary or required in the operation of its business, except as set forth in paragraph 3(j) of the Disclosure Schedule.

              (k)  TAX MATTERS.

                   (i) Each of the Sellers has filed all Tax Returns that it was required to file, and has paid all Taxes currently due and owing. All such Tax Returns were prepared in all material respects in compliance with all applicable laws and regulations, and are correct and complete in all material respects.

                   (ii)  Paragraph 3(k) of the Disclosure Schedule lists all
Tax Returns filed with respect to each of the Sellers for taxable periods ended on or after December 31, 1994, indicates those Tax Returns that have been audited, indicates those Tax Returns that currently are the subject of audit and contains a list of each state, territory and jurisdiction (whether foreign or domestic) in which to the knowledge of Sellers each Seller is required to file Tax Returns. The Sellers have delivered to the Buyer correct and complete copies of all federal Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by any of the Sellers since December 31, 1994.

                   (iii) Neither Seller has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment, collection or deficiency.

                   (iv) Neither Seller is a party to any Tax allocation or sharing agreement.

                   (v) Each of the Sellers has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee in connection with his or her employment with the Sellers.

                   (vi) No deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Tax has been proposed, asserted or assessed by any taxing authority against any Seller and there is no action, suit, taxing authority proceeding or audit now in progress, pending or, to the Knowledge of the Seller Stockholder, threatened against or with respect to either Seller. No claim has ever been made by a taxing authority in a jurisdiction where either Seller does not file Tax Returns that such Seller is or may be subject to Taxes assessed by such jurisdiction. There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the Acquired Assets of the Sellers as of immediately prior to the Closing.

              (l)  REAL PROPERTY.

                   (i) The Sellers do not own, and have never owned, any real property used in connection with the Business.

                   (ii) The Leased Premises constitutes the only real property leased or subleased to any of the Sellers. The Sellers have delivered to the Buyer correct and complete copies of the leases or a description of the subleases listed on paragraph 3(l)(ii) of the Disclosure Schedule (collectively, the "Leases"). Each of the Leases is legal, valid, binding, enforceable and in full force and effect. The Sellers are not in breach or default of such Lease and no event has occurred which, with notice or lapse of time, would constitute such a breach or default by Sellers or permit termination, modification or acceleration under the Leases. No Seller nor any other party to any Lease has repudiated any provision thereof and there are no material disputes, oral agreements or forbearance programs in effect as to any Lease. The Leases have not been modified in any material respect, except to the extent that such modifications are disclosed by the documents delivered to Buyer, and the Sellers have not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the Leases. All buildings and all components of all buildings, structures and other improvements included within leased or subleased property are in good condition and repair (reasonable wear and tear excepted) and adequate to operate such facilities as currently used. There are no proceedings in eminent domain or other similar proceedings pending or, to the Knowledge of Seller Stockholder, threatened, affecting any portion of the leased or subleased property, and there exists no writ, injunction, decree, order or judgment outstanding, nor any litigation, pending or threatened, relating to the ownership, lease, use, occupancy or operation by any person of the leased or subleased property. All facilities leased or subleased under the Leases have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in all material respects in accordance with applicable laws, rules and regulations.

              (m)  INTELLECTUAL PROPERTY.

                   (a) Except as described in paragraph 3(m) of the Disclosure Schedule, all material Intellectual Property is owned outright by Sellers, free and clear of any Security Interest and there exist no obligations with respect to any Intellectual Property requiring Sellers to make any payment in respect of its use or otherwise. Neither Seller has ever agreed to indemnify any Person for or against any interference, infringement, misappropriation or other conflict with respect to the Intellectual Property.

                   (b) Sellers and Seller Stockholder are not aware of any patent, invention, trade secret, trademark, service mark, trade name or copyright of any other Person that is infringed by Sellers, nor do they have notice of any infringement claim of any other Person relating to any of the Intellectual Property or any process or confidential information of Sellers, and Sellers and Seller Shareholder know of no basis for any such charge or claim.

              (o) CONTRACTS. Paragraph 3(o) of the Disclosure Schedule lists the following executory oral and written contracts to which either of the Sellers is a party:

                   (i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $25,000 per annum;

                   (ii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year or involve consideration in excess of $25,000;

                   (iii) any agreement concerning a partnership or joint venture;

                   (iv) any agreement (or group of related agreements) under which either any Seller has created, incurred, assumed or guaranteed any Indebtedness for Borrowed Money, or any capitalized lease obligation in excess of $25,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

                   (v) any agreement restricting either Seller's ability to compete with another Person;

                   (vi) any agreement involving Seller Stockholder involving consideration in excess of $25,000;

                   (vii) any agreement with any other Seller outside the Ordinary Course of Business;

                   (viii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation or severance plan for the benefit of its current or former directors, officers and employees;

                   (ix)   any collective bargaining agreement;

                   (x) any agreement for the employment of any individual on a full-time, part-time, consulting or other basis providing annual compensation in excess of $25,000 or providing severance benefits in excess of $25,000;

                   (xi) any agreement under which a Seller has advanced or loaned any amount to any of its directors, officers and employees in excess of $25,000; and

                   (xii) any other contract entered into outside the Ordinary Course of Business (or group of related agreements) the performance of which involves consideration in excess of $25,000.

                   The Sellers have delivered or made available to the Buyer a correct and complete copy of each written contract or other agreement listed in paragraph 3(o) of the Disclosure Schedule (as amended to date). With respect to each such agreement, (i) to the knowledge of Sellers, the agreement is legal, valid, binding, enforceable and in full force and effect; (ii) the Sellers are not, and to the Knowledge of the Sellers the other party to such contract is not, in breach or default of such agreement, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification or acceleration, under the agreement; and (iii) the Sellers have not, and to the Knowledge of the Sellers no other party to such agreement has, repudiated any provision of the agreement.


              (p) LITIGATION. Paragraph 3(p) of the Disclosure Schedule sets forth each instance in which either Seller (i) is subject to any outstanding injunction, judgment, order, decree, ruling or charge or (ii) is a party or, to the Knowledge of the Sellers, is threatened to be made a party to any action, suit, proceeding, hearing or investigation of, in or before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction.

              (q)  EMPLOYEE BENEFITS.

                        (i) Paragraph 3(q) of the Disclosure Schedule sets forth an accurate and complete list of (A) each "employee benefit plan" (as such term is defined in section 3(3) of ERISA) at any time contributed to, maintained or sponsored by any of the Sellers; and (B) each other deferred compensation, severance, stock, bonus, incentive, insurance and any other similar employee benefit arrangement (including, without limitation, each employment, compensation, or severance agreement) of any kind contributed to, maintained or sponsored by any of the Sellers for the benefit of any present employee, consultant, officer or director of any of the Sellers. Each such item listed in paragraph 3(q) of the Disclosure Schedule pursuant to this subparagraph (i) is referred to herein as an "EMPLOYEE BENEFIT PLAN."

                        (ii) No Employee Benefit Plan is required or intended to be qualified within the meaning of section 401(a) of the Code. Each Employee Benefit Plan and any related trust, insurance contract or fund has been maintained, funded and administered in compliance in all material respects with its respective terms and in compliance in all material respects with all applicable laws and regulations, including, but not limited to, ERISA and the Code, and all required premiums, contributions, deposits and reimbursement under each such Employee Benefit Plan as of the Closing Date have been properly made. To the Knowledge of the Sellers, there are no pending or threatened actions, suits, investigations or claims with respect to any Employee Benefit Plan (other than routine claims for benefits).

                        (iii) Neither Seller has at any time contributed to, maintained, sponsored or incurred any liability with respect to any "employee pension benefit plan" (as such term is defined in section 3(2) of ERISA) or any "multiemployer plan" (as such term is defined in section 3(37) of ERISA).

                        (iv) Except as set forth in paragraph 3(r) of the Disclosure Schedule, none of the Employee Benefit Plans obligates either of the Sellers to pay any separation, severance, termination or similar benefit in excess of $25,000 solely as a result of any transaction contemplated by this Agreement or solely as a result of a change in control or ownership within the meaning of section 280G of the Code.

              (r) CERTAIN BUSINESS RELATIONSHIPS CONCERNING THE SELLER STOCKHOLDER. Except as set forth on paragraph 3(r) of the Disclosure Schedule, neither Seller Stockholder nor any affiliate of Seller Stockholder, is involved, or has been involved within the past five years, in any material business arrangement or relationship with either Seller or any supplier, customer, licensee, licensor or lessor of either Seller (or any affiliate of such Person). Except for the Leased Premises, neither Seller Stockholder nor any affiliate of Seller Stockholder, owns any material asset, tangible or intangible, which is used in the business of either Seller. Without limiting the generality of the foregoing, except for the Leased Premises, neither Seller Stockholder nor any affiliate of Seller Stockholder, has any material economic interest in any supplier, customer, licensee, licensor or lessor of either Seller (or any affiliate of such Person) or has made payments of any kind to, has received payments of any kind from, has made any loans or advances to, or guarantees for the benefit of, or borrowed amounts from any supplier, customer licensee, licensor or lessor of either Seller (or any Affiliate of such Person).

              (s) ACCOUNTS RECEIVABLE. The accounts receivable of the Sellers as reflected on the Most Recent Financial Statements have arisen from bona fide transactions in the Ordinary Course of Business and Sellers believe they are collectible net of any applicable reserves set forth on the Most Recent Financial Statements.

              (t) LABOR MATTERS. The Sellers are not a party to or bound by any union or collective bargaining agreement. The Sellers are not a party to any pending arbitration or grievance proceeding or other claim relating to any labor contract nor, to the Knowledge of the Sellers, is any such action threatened. Except as set forth on paragraph 3(t) on the Disclosure Schedule, within the previous 12 months, the Sellers have not experienced any labor disputes, attempts or any work stoppage due to labor disagreements in connection with their business, and there is currently no labor strike, request for representation, slowdown or stoppage actually pending, or to the Knowledge of the Sellers, threatened against the Sellers. Except as set forth in paragraph 3(t) of the Disclosure Schedule, to the Knowledge of the Sellers, no key executive employee and no group of employees or independent contractors of any Seller currently intends to terminate his, her or its employment or relationship as an independent contractor with any Seller. Each Seller has complied in all material respects with all applicable laws relating to the employment of personnel and labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes, the Worker Adjustment and Retraining Act, and the Immigration Reform and Control Act of 1986. The Sellers have provided to Buyer all written employment agreements with employees of the Sellers which are presently in effect.

              (u)  ENVIRONMENTAL AND SAFETY MATTERS.

                   (i) To the Knowledge of Sellers, the Sellers have complied and are in compliance with all Environmental, Health and Safety Laws.

                   (ii) Except as described in paragraph 3(c) of the Disclosure Schedule, neither Seller has received any written or oral notice, report or other information regarding any liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations arising under Environmental, Health and Safety Laws, relating to either Seller, the facilities of either Seller or the Leased Premises.

                   (iii) Except as described in paragraph 3(c) of the Disclosure Schedule, neither Seller has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or Released any substance, including without limitation any Hazardous Material, or owned or operated any facility or property, so as to give rise to liabilities of either Seller for response costs, natural resource damages or attorneys fees pursuant to CERCLA or other Environmental, Health and Safety Laws.

              (v) INSURANCE. Paragraph 3(v) of the Disclosure Schedule lists and briefly describes each insurance policy maintained by each Seller with respect to its properties, assets and business. All of such insurance policies are in full force and effect, and neither Seller is in default with respect to its obligations under any such insurance policies.

              (w) PRODUCT LIABILITY. Neither Seller has received any written claim in the three-year period prior to the date of this Agreement arising out of any injury to individuals or property as a result of the ownership, possession or use of any product manufactured, sold, leased or delivered by any of the Sellers.

              (x) DISCLOSURE. Neither the representations and warranties contained in this Agreement nor the statements made in the Disclosure Schedule contain any untrue statement of a material fact or, to the Knowledge of the Sellers, omit, when considered as a whole, a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

         4.   REPRESENTATIONS AND WARRANTIES OF THE BUYER AND PARENT.  The
Buyer and the Parent hereby make the representations and warranties set forth in this paragraph 4 as of the date of this Agreement to the Sellers and the Seller Stockholder.

              (a) ORGANIZATION. Each of Buyer and Parent is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization.

              (b) AUTHORIZATION OF TRANSACTION. Each of Buyer and Parent has full corporate power and authority to execute and deliver this Agreement and the Net Lease Agreement and the Real Estate Purchase Agreement and to perform its obligations hereunder and thereunder. This Agreement, the Real Estate Purchase Agreement, and the Net Lease Agreement constitute the valid and legally binding obligations of Buyer, enforceable in accordance with their terms and conditions, except such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting creditors' rights generally and by general equitable principles.

              (c) BROKERS' FEES. Buyer has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Sellers or the Seller Stockholder could become liable or obligated, except as contemplated by this Agreement.
              (d) NONCONTRAVENTION. No consent, authorization or approval of, or declaration, filing or registration with, any governmental or regulatory authority or any consent, authorization or approval of any other third party is required in order to enable Buyer and Parent to enter into and perform their obligations under this Agreement and the Net Lease Agreement, and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will be in violation of the Articles of Incorporation, By-Laws or other organizational documents of the Buyer or Parent, or constitute a breach of any material agreement to which either the Buyer or Parent is a party, or, to the knowledge of the Buyer and Parent, violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which either the Buyer or Parent is subject or violate any material agreement, contract, lease, license, instrument or other arrangement to which either Buyer or Parent is a party or by which either of them is bound.

         5.   REGULATORY COMPLIANCE.

                   (a) BULK SALES COMPLIANCE. Buyer and the Parent hereby waive compliance by Sellers with the provisions of the bulk sales law of the State of Wisconsin, if applicable to the transfer of the Acquired Assets, and Sellers agree to indemnify and hold Buyer and the Parent harmless from any liability, other than Assumed Liabilities, incurred as a result of the failure to so comply.

                   (b) HART-SCOTT-RODINO ACT. The provisions of the Hart-Scott-Rodino Act, 15 U.S.C. Sections 18a, relating to antitrust review by the federal government, and any similar state statute, are inapplicable to the transaction contemplated hereby.

                   (c) THE WARN ACT. Sellers will comply with the Wisconsin Mass Layoff Business Closing Law Section 109.07 Wisconsin Statutes, if such provisions apply to the transaction contemplated hereunder. Sellers will comply with the provisions of the WARN Act, 29 U.S.C. Sections 2101, ET SEQ., and any similar state statute, relating to notice to employees, if such provisions apply to the transaction contemplated hereunder.

                   (d) COBRA. Sellers will comply with the provisions of COBRA, Pub. L. No. 99-272, 99th Cong., 2d Sess. (1987), and any similar state statute, relating to continuation of health benefits to employees as they apply to the transaction contemplated hereby. After the Closing Date, Buyer or the Parent will act as administrator for Sellers' obligations related to COBRA coverage for persons who cease employment with either Seller on or before the Closing and, under the provisions of COBRA, elect to continue to pay premiums for insurance coverage under Sellers' insurance policy. Sellers have complied with all COBRA requirements for all persons who ceased to be employees of Sellers prior to the Closing Date and any liabilities for any COBRA claims arising out of transactions occuring prior to the Closing Date shall be the sole responsibility of Sellers.

         6. PRE-CLOSING COVENANTS. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing Date.

              (a) GENERAL. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in paragraph 7 below).

              (b) NOTICES AND CONSENTS. The Sellers and Sellers Stockholders will give any notices to third parties, and the Sellers and Sellers Stockholders will use their reasonable best efforts to obtain any third-party consents, that the Buyer reasonably may request in connection with the matters referred to in paragraph 2(d)(v) and paragraph 11. Each of the Parties will give any notices to, make any filings with and use its reasonable best efforts to obtain any authorizations, consents and approvals of governments and governmental agencies in connection with the matters referred to in paragraph 3(c) and paragraph 3(u) above.

              (c) OPERATION OF BUSINESS. The Sellers will not enter into any material transaction outside the Ordinary Course of Business. Except as contemplated by this Agreement, the Sellers will not declare, set aside or pay any dividend or make any distribution with respect to their capital stock or redeem, purchase or otherwise acquire any of their capital stock. The Sellers will use their reasonable best efforts to keep their Business and property substantially intact, including its present operations, physical facilities, working conditions and relationships with lessors, licensors, suppliers, customers and employees, to operate their Businesses in accordance with applicable laws, to pay their obligations in the Ordinary Course of Business and to collect their accounts receivable only in the Ordinary Course of Business.

              (d) FULL ACCESS. The Sellers will permit representatives of the Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Sellers and their Subsidiaries, to all premises, properties, personnel, books, records (including tax records), contracts and documents of or pertaining to each of the Sellers. The Buyer will treat and hold as such any Confidential Information it receives from any of the Seller Stockholder and the Sellers in the course of the reviews contemplated by this paragraph 6(d), will not use any of the Confidential Information except in connection with this Agreement and, if this Agreement is terminated for any reason whatsoever, will return to the Sellers all tangible embodiments (and all copies) of the Confidential Information which are in its possession.

                    (e) ENVIRONMENTAL STUDIES.

                        (i) At least 15 days prior to the Closing Date, and in no event later than October 15, 1997, Sellers shall deliver to the Parent and Buyer completed ASTM Phase I and Phase II Environmental Site Assessments, a completed ASTM Transaction Screen Process and an environmental audit of the Leased Premises prepared by Baumgartner and Associates (the "Environmental Studies"). The cost of the Environmental Studies shall be borne solely by Buyer and/or Parent.

                        (ii) If the Environmental Studies indicate that environmental remediation is required to ensure that the Leased Premises meet and comply with all Environmental Laws, Buyer shall retain an environmental engineering firm acceptable to Sellers to determine the cost of remediation.
The estimated cost of any remediation plus an additional amount as agreed upon by the parties shall be deducted from the Purchase Price to be paid at Closing. Notwithstanding the above, if the estimated remediation costs exceed $50,000, and if Buyer requires either or both Seller to pay for such remediation, Sellers shall be entitled to terminate this Agreement without any liability to Buyer or Parent, in which event no party shall have any further obligations hereunder.
In the event the actual costs of the remediation are greater or less than the estimated costs, the Purchase Price shall be adjusted accordingly. Buyer shall have the right to offset any such remediation surplus against any amounts payable to Seller Shareholder pursuant to the Net Lease Agreement.

              (f) EXCLUSIVITY. The Sellers will not solicit, initiate or encourage the submission of any proposal or offer from any Person relating to the acquisition of all or substantially all of the capital stock or assets of either of the Sellers (including any acquisition structured as a merger, consolidation or share exchange), and will not participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in or facilitate in any other manner, any effort or attempt by any Person to do or seek any of the foregoing.

         7.   CONDITIONS TO OBLIGATION TO CLOSE.

              (a) CONDITIONS TO OBLIGATION OF THE BUYER AND THE PARENT. The obligation of Buyer and the Parent to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                   (i) the representations and warranties set forth in paragraph 3 above shall be true and correct in all material respects at and as of the Closing;

                   (ii) the Sellers and the Seller Stockholder shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;

                   (iii) the Sellers shall have procured all of the third-party consents specified on paragraph 6(a)(iii) of the Disclosure Schedule;

                   (iv) the Sellers shall have obtained estoppel letters reasonably satisfactory to Buyer from the lessors for each of the Leases set forth in paragraph 3(e)(ii) of the Disclosure Schedule and shall have provided copies thereof to the Buyer;

                   (v) the Buyer shall have received from counsel to the Sellers and Seller Stockholder an opinion in form and substance as set forth in Exhibit H attached hereto, addressed to the Buyer and dated as of the Closing;

                   (vi) the Buyer shall have been delivered the Net Lease Agreement and the Real Estate Purchase Agreement executed by Seller Shareholder;

                   (vii) the relevant Parties shall have entered into each of the agreements in form and substance as set forth in Exhibits B, J and K and the same shall be in full force and effect;

                   (viii) any changes to the Disclosure Schedules shall be in form and substance satisfactory to the Buyer.

              (b) CONDITIONS TO OBLIGATION OF THE SELLERS AND THE SELLER STOCKHOLDER. The obligation of each of the Sellers and each of the Seller Stockholder to consummate the transactions to be performed by them in connection with the Closing are subject to satisfaction of the following conditions:

                   (i) the representations and warranties set forth in paragraph 4 above shall be true and correct in all material respects at and as of the Closing;

                   (ii) the Buyer and the Parent shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;

                   (iii) the Sellers, the Seller Stockholder and the Buyer shall have received all other authorizations, consents and approvals of governments and governmental agencies referred to in paragraph 3(c) and paragraph 3(u) above;

                   (iv) the relevant Parties shall have entered into each of the agreements in form and substance as set forth in Exhibits B, J and K and the same shall be in full force and effect;

                   (v) the Sellers and the Seller Stockholder shall have received from counsel to the Buyer an opinion in form and substance as set forth in Exhibit I attached hereto, addressed to the Sellers and the Seller Stockholder and dated as of the Closing.

         8.   INDEMNIFICATION.

              (a) BY SELLER PARTIES. Subject to the limitations set forth in this paragraph 8, each of the Sellers and Seller Stockholder will indemnify each of the Buyer Indemnified Parties and hold each of the Buyer Indemnified Parties harmless from and against any loss, liability, claim, damage, costs or expenses (including, but not limited to, interest, penalties, costs of preparation and investigation, and the reasonable fees, disbursements and expenses of attorneys, accountants and other professional advisors) (collectively, "Losses") which any Buyer Indemnified Party may suffer, sustain or become subject to, resulting from, arising out of or caused by:

                   (i) any inaccuracy in or breach of any representation or warranty of Seller pursuant to this Agreement in any respect, whether or not the Buyer Indemnified Parties relied thereon or had knowledge thereof, including schedules and documents delivered pursuant hereto;

                   (ii) any failure of either Seller to duly perform or observe any term, provision, covenant or agreement to be performed or observed by such Seller pursuant to this Agreement or documents contemplated by this Agreement; or

                   (iii) any and all liabilities or obligations of Seller other than the Assumed Liabilities (including any such liability that becomes a liability of Buyer under any bulk transfer law of any jurisdiction, under any common law doctrine of de facto merger or successor liability, or otherwise by operation of law);

              The obligations of the Sellers to indemnify and hold Purchaser's Indemnified Persons harmless as described herein shall survive Closing and the consummation of the transactions contemplated by this Agreement.

              (b) PROCEDURES. The Buyer Indemnified Parties shall give Sellers and Seller Stockholder prompt notice of any written claim, demand, assessment, action, suit or proceeding to which the indemnity set forth in this section 8 applies. If the document evidencing such claim or demand is a court pleading, Buyer shall give such notice within 10 days of receipt of such pleading, otherwise, Buyer shall give such notice within 30 days of the date it receives written notice of such claim. Failure to give timely notice of a matter which may give rise to an indemnification claim shall not affect the rights of the Buyer Indemnified Parties to collect such Loss from Sellers or Seller Stockholder so long as such failure to so notify does not materially adversely affect Sellers' ability to defend such Loss against a third party.

              (c) THIRD PARTY CLAIMS. If the Buyer Indemnified Parties' request for indemnification arises from the claim of a third party, the written notice shall permit Sellers to assume control of the defense of any such claim, or any litigation resulting from such claim. Failure by Sellers to notify the Buyer Indemnified Parties of its election to defend a complaint by a third party within 5 days shall be a waiver by Sellers of its right to respond to such complaint and within 20 days after notice thereof shall be a waiver by Sellers of its right to assume control of the defense of such claim or action. If Sellers assume control of the defense of such claim or litigation resulting therefrom, Sellers shall take all reasonable steps necessary in the defense or settlement of such claim or litigation resulting therefrom and Sellers shall hold the Buyer Indemnified Parties, to the extent provided in this section 8, harmless from and against all Losses arising out of or resulting from any settlement approved by Sellers or any judgment in connection with such claim or litigation. Notwithstanding Sellers' assumption of the defense of such third-party claim or demand, the Buyer Indemnified Parties shall have the right to participate in the defense of such third-party claim or demand at its own expense. Sellers shall not, in the defense of such claim or litigation, consent to entry of any judgment or enter into any settlement, except in either case with written consent of the Buyer Indemnified Parties, which consent shall not be unreasonably withheld. The Buyer Indemnified Parties shall furnish Sellers in reasonable detail all information such party may have with respect to any such third-party claim and shall make available to Sellers and their representatives all records and other similar materials which are reasonably required in the defense of such third-party claim and shall otherwise cooperate with and assist Sellers in the defense of such third-party claim.

              If Sellers do not assume control of the defense of any such third-party claim or litigation resulting therefrom, the Buyer Indemnified Parties may defend against such claim or litigation in such manner as it may reasonably deem appropriate, and Sellers shall indemnify the Buyer Indemnified Parties from any Loss indemnifiable under section 8(a) incurred in connection therewith.

              (d) BY BUYER. Subject to the limitations set forth in this paragraph 8, the Buyer and the Parent will indemnify the Seller Indemnified Parties and hold them harmless from and against any Losses which any Seller Indemnified Party may suffer, sustain or become subject to, resulting from, arising out of or caused by:

                   (i) any inaccuracy or breach by Buyer or Parent of any representation or warranty pursuant to this Agreement;

                   (ii) any liability or obligation of the Sellers which is an Assumed Liability; or

                   (iii) any failure of Buyer or Parent to perform any of the covenant or agreement to be performed by it under this Agreement or the Lease Purchase Agreement.

                   The obligations of the Buyer and Parent to indemnify and hold the Seller Indemnified Parties harmless as described herein shall survive Closing and the consummation of the transactions contemplated by this Agreement.

                  The procedural rules set forth in paragraph (b) shall apply with respect to indemnification by Buyer except that the parties' respective obligations under paragraph (b) and (c) shall be reversed as appropriate.

              (e) LIMITATIONS. Notwithstanding the foregoing, the Parties liability pursuant to this paragraph 8 will be subject to the following limitations:

                 (i) BASKET. Neither the Seller Parties nor the Buyer will be liable for any Losses described in paragraph 8(a) or 8(d) above unless and until the aggregate amount of all such Losses described in such paragraph exceeds $50,000, after which point the indemnifying party will be obligated, to the extent required by this paragraph 8, to indemnify the indemnified parties for all such amounts incurred (including the first $50,000).

                   (ii) SURVIVAL. The representations and warranties of each of the Parties under this Agreement shall survive the Closing Date for a period of three years; provided, however, that the representations contained in paragraph 3(k) shall survive the Closing Date for the statute of limitations applicable to such Taxes.

                   (iii) CAP. Neither the Seller Parties nor the Buyer will be liable for any Losses described in paragraph 8(a)(i) or 8(d)(i) above in excess of $3,000,000.

              (f) PAYMENT. The Buyer Indemnified Parties shall be entitled to recover any Losses pursuant to this Section 8 by means of set-off of any such Losses against payments or amounts due to Sellers or Seller Stockholder under the Real Estate Purchase Agreement. If the obligation to indemnify occurs after all payments have been made under the Real Estate Purchase Agreement, then Buyer may pursue such rights as may be available to it either in law or in equity.

              (g) TREATMENT OF INDEMNIFICATION. Each Party will treat all payments made pursuant to this paragraph 8(e) as adjustments to the Purchase Price for all purposes.

         9.   REVIEW AND TERMINATION.

              (a) REVIEW PERIOD. For a period of 15 business days after receipt by the Buyer and Parent of the last schedule, documents and/or exhibit required to be delivered with and included as part of the Disclosure Schedule (the "Review Period"), the Buyer and Parent shall have the right to review such schedules, documents and/or exhibits and request additional documentation as needed to clarify, investigate or determine the nature of any item disclosed which, in the opinion of the Buyer, Parent or their counsel or accountants could have a material adverse affect on the operations of the Business, Buyer, or Parent ("Adverse Items"). The Review Period shall be extended for a period of ten business days after the receipt of any additional schedule or document requested. If, in their sole and absolute discretion, the Buyer and Parent are unable to satisfy themselves that any Adverse Item will not have a material adverse effect on the operations of the Business, Buyer or Parent, they shall have the right to either: (i) terminate this Agreement; or (ii) request a reduction in the Consideration sufficient cover the estimated liability for any Adverse Item.

              (b) TERMINATION OF AGREEMENT. In addition to termination during the Review Period, certain of the Parties may terminate this Agreement as provided below:

                   (i) the Buyer, the Sellers and the Seller Stockholder may terminate this Agreement by mutual written consent at any time prior to the Closing;

                   (ii) the Buyer may terminate this Agreement by giving written notice to the Sellers and the Seller Stockholder at any time prior to the Closing Date [a] in the event the Sellers or the Seller Stockholder have breached any material representation, warranty or covenant contained in this Agreement in any material respect, the Buyer have notified the Sellers and the Seller Stockholder of the breach and the breach has continued without cure for a period of 30 days after the notice of breach or [b] if the Closing shall not have occurred on or before November 30, 1997, by reason of the failure of any condition precedent under paragraph 7(a) hereof (unless the failure results primarily from any Buyer itself breaching any representation, warranty or covenant contained in this Agreement); and

                   (iii) the Sellers or Seller Stockholder may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing [a] in the event the Buyer have breached any material representation, warranty or covenant contained in this Agreement in any material respect, the Sellers or Seller Stockholder have notified the Buyer of the breach and the breach has continued without cure for a period of 30 days after the notice of breach or [b] if the Closing shall not have occurred on or before November 30, 1997, by reason of the failure of any condition precedent under paragraph 7(b) hereof (unless the failure results primarily from the Sellers or Seller Stockholder themselves breaching any representation, warranty or covenant contained in this Agreement).

                   (iv) the Sellers or Seller Stockholder may terminate this Agreement pursuant to paragraph 6(f)(ii) above.

              (c) EFFECT OF TERMINATION. If any Party terminates this Agreement pursuant to paragraph 9(b) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); provided, however, that the confidentiality provisions contained in paragraph 10 below shall survive termination.

         10.  CONFIDENTIALITY.

              (a) Both prior to the consummation of the transactions contemplated by this Agreement and thereafter if the transactions contemplated by this Agreement are not consummated, the Buyer and Parent will maintain the confidentiality of (except as required by law or legal process) any Confidential Information regarding the Sellers or the Seller Shareholders, will not use any of such Confidential Information except in connection with this Agreement and, if this Agreement is terminated for any reason whatsoever, will return to the Sellers all tangible embodiments (and all copies) of such Confidential Information which are in their possession. Whether or not the transactions contemplated hereby are consummated, the Seller Stockholder and the Sellers maintain the confidentiality of all Confidential Information they obtain regarding the Buyer and their Affiliates. If the transactions contemplated by this Agreement are consummated, the Seller Stockholder agrees to use its best efforts to maintain the confidentiality of all Confidential Information regarding the Sellers. In the event of the breach of any of the provisions of this paragraph 10, the non-breaching party, in addition and supplementary to other rights and remedies existing in its favor, may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief (without the posting of bond or other security) in order to enforce or prevent any violations of the provisions hereof.

              (b) In the event that any Party reasonably believes after consultation with counsel that it is required by law to disclose any Confidential Information described in this paragraph 10, the disclosing party will (i) provide the other Party with prompt notice before such disclosure in order that such other Party may attempt to obtain a protective order or other assurance that confidential treatment will be accorded such confidential information and (ii) cooperate with the other Party in attempting to obtain such order or assurance.

              (c) Notwithstanding the above, after consultation with the Seller Stockholder, Buyer and Parent may make such disclosures as are necessary to comply with any federal or state securities laws applicable to Parent.

         11.  NONASSIGNABLE PERMITS.

              (a) SELLER TO USE ALL REASONABLE EFFORTS. Set forth on paragraph 11 to the Disclosure Schedules, Seller shall, at its expense, use all reasonable efforts, and Buyer shall cooperate with Seller, to obtain the consents and waivers and to resolve the impracticalities of assignment of any contracts and to obtain any other consents and waivers necessary.

              (b) IF WAIVERS OR CONSENTS CANNOT BE OBTAINED. To the extent that the consents and waivers referred to in section 11(a) are not obtained by Seller, or until the impracticalities of transfer referred to therein are resolved, Seller shall use all reasonable efforts, at its expense, to
(i) provide to Buyer the benefits of any contract, license or other agreement, all as referred to in section 11(a), and set forth on SCHEDULE 11(a),
(ii) cooperate in any reasonable and lawful arrangement designed to provide such benefits to Buyer without incurring any financial obligation to Buyer, and
(iii) enforce for the account of Buyer any rights of Seller arising from the contracts or other agreements referred to in section 11(a) against such issuer thereof or other party or parties thereto (including the right to elect to terminate in accordance with the terms thereof on the advice of Buyer).

         12. DISPUTE RESOLUTION. Any dispute, controversy, or claim arising under or relating to this Agreement ("Dispute") shall be resolved by final and binding arbitration administered by the American Arbitration Association ("AAA") under its Commercial Arbitration Rules, subject to the following:

         (i) Any party to a Dispute may demand that any Dispute be submitted to binding arbitration. The demand for arbitration shall be in writing, shall be served on the other party in the manner prescribed herein for the giving of notices, and shall set forth a short statement of the factual basis for the claim, specifying the matter or matters to be arbitrated.

         (ii) The arbitration shall be conducted by an arbitrator appointed by the AAA (the "Arbitrator") who shall conduct such evidentiary or other hearings as such Arbitrator deems necessary or appropriate and thereafter shall make a final determination as soon as practicable. Any arbitration pursuant hereto shall be conducted by the Arbitrator as the parties may mutually agree or, if the parties do not so agree, under the guidance of the Federal Rules of Civil Procedure and the Federal Rules of Evidence, but the Arbitrator shall not be required to comply strictly with such Rules in conducting any such arbitration. All such arbitration proceedings shall take place in Milwaukee, Wisconsin.

         (iii) Except as provided herein:

              (A) each party shall bear its own "Costs and Fees," which are defined as all reasonable pre-award expenses of the arbitration, including travel expenses, out-of-pocket expenses (including, but not limited to, copying and telephone), witness fees, and, except as provided in (B) below, reasonable attorneys' fees and expenses;

              (B) the fees and expenses of the Arbitrator and all other costs and expenses incurred in connection with the arbitration ("Arbitration Expenses") shall be borne equally by the parties, except that the Arbitrator shall have the discretion to award to the Party which substantially prevails in its claim its reasonable attorneys' fees; and

              (C) notwithstanding the foregoing, the Arbitrator shall be empowered to require any one or more of the parties to bear all or any portion of such Costs and Fees and/or the fees and expenses of the Arbitrator in the event that the Arbitrator determines such party has acted unreasonably or in bad faith.

         (iv) The Arbitrator shall have the authority to award any remedy or relief that a Court of the State of Wisconsin could order or grant, including, without limitation, specific performance of any obligation created under the Asset Purchase

Agreement, the awarding of punitive damages, the issuance of an injunction, or the imposition of sanctions for abuse or frustration of the arbitration process. The decision of the Arbitrator and any award pursuant thereto shall be in writing and counterpart copies thereof shall be delivered to each party. The decision and award of the Arbitrator shall be binding on all parties. In rendering such decision and award, the Arbitrator shall not add to, subtract from or otherwise modify the provisions of this Section 12. Either party to the arbitration may seek to have judgment upon the award rendered by the Arbitrator entered in any court having jurisdiction thereof.

         (v) Each party agrees that it will not file any suit, motion, petition or otherwise commence any legal action or proceeding for any matter which is required to be submitted to arbitration as contemplated herein except in connection with enforcement of an award rendered by the Arbitrator and except to seek non-monetary equitable relief including, with limitation, the issuance of an injunction or temporary restraining order pending a final determination by the Arbitrator. Upon the entry of an order dismissing or staying an action or proceeding filed contrary to the preceding sentence, the party which filed such action or proceeding shall promptly pay to the other party the reasonable attorneys' fees, costs and expenses incurred by such other party prior to the entry of such order.

         13.  MISCELLANEOUS.

              (a) PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. Except as is required by federal securities laws applicable to Parent as a publicly held company, no Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties.

              (b) NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

              (c) ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

              (d) SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties.

              (e) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

              (f) HEADINGS. The paragraph headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

              (g) NOTICES. All notices, requests, demands, claims and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:
                   If to the Sellers or the Seller Stockholder:

                   Mr. Arthur Grossman
                   8040 North Beach Drive
                   Milwaukee, Wisconsin 53217

                   with a copy to:

                   Samuel J. Recht, Esq.
                   Quarles & Brady
                   411 East Wisconsin Avenue
                   Milwaukee, Wisconsin 53202

                   telephone:     414-277-5335
                   facsimile:     414-271-3552

                   If to the Buyer:

                   Thomas J. Wiens, Chairman and CEO
                   Recycling Industries, Inc.
                   Recycling Industries of Wisconsin, Inc.
                   384 Inverness Drive South, Suite 211
                   Englewood, Colorado 80112

                   telephone:     303-790-7372
                   facsimile:     303-790-4252
                   with a copy to:

                   Chester P. Schwartz, Esq.
                   Reinhart, Boerner, Van Deuren, Norris & Rieselbach, P.C. 1700 Lincoln Street, Suite 3725
                   Denver, CO 80203

                   telephone:     303-831-0909
                   facsimile:     303-831-4805

Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

              (h) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Wisconsin without giving effect to any choice or conflict of law provision or rule (whether of the State of Wisconsin or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Wisconsin.

              (i) AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer, the Sellers and Seller Stockholder. The Sellers may consent to any such amendment at any time prior to the Closing with the prior authorization of each of their respective Boards of Directors. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

              (j) SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

              (k) EXPENSES. Except as otherwise provided herein, the Buyer, the Sellers and the Seller Stockholder will each pay all of their own expenses (including fees and expenses of legal counsel, accountants, investment bankers, brokers or other representatives and consultants and appraisal fees and expenses) incurred in connection with the negotiation of this Agreement and the other agreements contemplated hereby and the performance of its or their obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby (whether consummated or not).

              (l) CONSTRUCTION. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

              (m) INCORPORATION OF EXHIBITS AND SCHEDULES. The exhibits and schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

              (n) ATTORNEYS' FEES. In any action brought to enforce the terms and conditions of this Agreement, the prevailing party shall be entitled, as part of its award, to reasonable attorneys' fees incurred.

              (o) FURTHER ASSURANCES. From and after the date of this Agreement, each of the parties hereto will cooperate with each other and will use its or his best efforts to obtain all necessary waivers and consents from third parties. Sellers, at any time and from time to time on and after the Closing, upon request by Buyer or the Parent and without further consideration, shall take or cause to be taken such actions and execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such transfers, conveyances and assurances as may be reasonably requested by Buyer or the Parent for the better conveying, transferring, assigning, delivering, assuring and confirming the Acquired Assets to Buyer.

                                  GROSSMAN BROTHERS COMPANY

                                  BY /s/ Arthur Grossman
                                    -----------------------------------
                                    Its President
                                    -----------------------------------

                                  MILWAUKEE METAL BRIQUETTING CO., INC.

                                  BY /s/ Arthur Grossman
                                    -----------------------------------
                                    Its President
                                    -----------------------------------

                                    /s/ Arthur Grossman
                                    -----------------------------------
                                    Arthur Grossman, individually

                                [SIGNATURES CONTINUE]

                                  RECYCLING INDUSTRIES OF WISCONSIN, INC.

                                  BY /s/ Harold J. Rouster
                                    -----------------------------------
                                    Its Vice Chairman
                                    -----------------------------------

                                  RECYCLING INDUSTRIES, INC.

                                  BY /s/ Harold J. Rouster
                                    -----------------------------------
                                    Its Vice Chairman
                                    -----------------------------------